                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NO. 333-77053-01
                                                      REGISTRATION NO. 333-45607

     THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED FEBRUARY 10, 2000) (TO PROSPECTUS DATED APRIL 30, 1999)
                                 $1,500,000,000

                     BELLSOUTH CAPITAL FUNDING CORPORATION

             $                        TEN YEAR    % NOTES DUE 2010
         $                        THIRTY YEAR    % DEBENTURES DUE 2030

                     ISSUED UNDER A SUPPORT AGREEMENT WITH

                             BELLSOUTH CORPORATION
                          ---------------------------
                 INTEREST PAYABLE ON FEBRUARY 15 AND AUGUST 15
                          ---------------------------
 The notes will mature on February 15, 2010, and the debentures will mature on February 15, 2030. The notes and the debentures are redeemable in whole or in part at any time as described in "Description of the Notes and the Debentures"
                   on page S-3 of this prospectus supplement.
                          ---------------------------
           PRICE OF THE NOTES:        % AND ACCRUED INTEREST, IF ANY
           PRICE OF THE DEBENTURES:   % AND ACCRUED INTEREST, IF ANY
                          ---------------------------

                                                                         UNDERWRITING
                                                              PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                                               PUBLIC     COMMISSIONS      COMPANY
                                                              --------   -------------   -----------
Per Note....................................................         %            %              %
  Total.....................................................   $            $              $
Per Debenture...............................................         %            %              %
  Total.....................................................   $            $              $

                          ---------------------------
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes and the debentures subject to various conditions. The underwriters expect to deliver the notes and the debentures, in book-entry form only, to purchasers through The Depository Trust Company on
February        , 2000.
                          ---------------------------
                          Joint Book-Running Managers
LEHMAN BROTHERS                                       MORGAN STANLEY DEAN WITTER
                          ---------------------------
ABN AMRO INCORPORATED
                     BANC OF AMERICA SECURITIES LLC
                                         GOLDMAN, SACHS & CO.
                                                       MERRILL LYNCH & CO.
                          ---------------------------
WACHOVIA SECURITIES, INC.                       THE WILLIAMS CAPITAL GROUP, L.P.
February      , 2000

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
PROSPECTUS SUPPLEMENT
  Proceeds of the Offering.........   S-2
  Recent Developments..............   S-2
  Ratio of Earnings to Fixed
     Charges.......................   S-3
  Description of the Notes and the
     Debentures....................   S-3
  Underwriters.....................   S-6

                                     PAGE
                                     ----
PROSPECTUS
  About This Prospectus............     2
  Where You Can Find More
     Information...................     2
  BellSouth Corporation............     3
  BellSouth Capital Funding
     Corporation...................     3
  Support Agreement................     3
  Use of Proceeds..................     4
  Description of Securities........     4
  Plan of Distribution.............     7
  Legal Opinions...................     8
  Independent Accountants..........     8

     You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus but should not assume the information is accurate after the date of this prospectus supplement, even if it is delivered in connection with the sale of notes and the debentures. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the notes and the debentures and seeking offers to buy the notes and the debentures only in jurisdictions where offers and sales are permitted.

     In this prospectus supplement, "we" and "our" refer to BellSouth Capital Funding Corporation, and "BellSouth" refers to BellSouth Corporation, our parent company.

                            PROCEEDS OF THE OFFERING

     We intend to apply the net proceeds (approximately $     billion after
deducting underwriting discounts and commissions and expenses) to refinance a portion of the approximately $2 billion remaining from the commercial paper that we issued for the interim financing of BellSouth's $3.5 billion investment in Qwest Communications International Inc. The weighted average interest cost of our commercial paper is 5.89%.

                              RECENT DEVELOPMENTS

     For 1999, BellSouth reported operating revenues of $25.2 billion, operating income of $6.4 billion and net income of $3.4 billion. Its debt ratio at December 31, 1999 was 53.1%. For 1998, BellSouth reported operating revenues of $23.1 billion, operating income of $5.9 billion and net income of $3.5 billion. Its debt ratio at December 31, 1998 was 43.0%

     In 1993, BellSouth was one of the founding shareholders of E-Plus Mobilfunk GmbH, a German cellular carrier. In January 2000, it announced an agreement under which it exercised rights of first refusal to purchase the 77.5% in E-Plus that it did not then own, using funds loaned to it by KPN Royal Dutch Telecom. Under this agreement BellSouth will contribute its 100% interest in E-Plus to KPN's wireless subsidiary in exchange for cancellation of its loan from KPN, and it received options to exchange its interest in E-Plus for equity in KPN or their wireless subsidiary. BellSouth also agreed to make available to KPN up to $3 billion in debt financing over the next several years to facilitate their wireless business expansion.

     On February 10, 2000, Moody's Investor Services, Inc. announced that it reduced the rating on our long-term debt securities from Aa1 to Aa3.

                       RATIO OF EARNINGS TO FIXED CHARGES

     BellSouth's ratio of earnings to fixed charges for each of the years 1995-99 have been 4.24, 6.55, 7.17, 7.09 and 5.98. For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, gross interest expense and such portion of rental expense representative of the interest factor on such rentals; (ii) fixed charges are comprised of gross interest expense and such portion of rental expense representative of the interest factor on such rentals.

                  DESCRIPTION OF THE NOTES AND THE DEBENTURES

GENERAL

     We will issue the notes and the debentures under an indenture dated as of August 1, 1992 with The Bank of New York, as successor to Wachovia Bank of Georgia, N.A., as trustee. The section "Description of Securities" in the accompanying prospectus contains a description of terms of the indenture generally applicable to securities issued under it. The following supplements that description by describing terms specifically applicable to the notes and the debentures. We have filed a copy of the indenture as an exhibit to the registration statements of which the accompanying prospectus forms a part.

     The notes will mature on February 15, 2010, and the debentures will mature on February 15, 2030. Interest on the notes will accrue at an annual rate of
       %, and on the debentures at an annual rate of        %, from February 15,
2000. We will pay interest on February 15 and August 15, beginning August 15, 2000. We will make payments to the holders of record on the record dates, which are February 1 and August 1, respectively. If an interest payment date or maturity date is not a business day, we will pay interest or principal on the next business day. However, interest on the payments will not accrue for the period from the original payment date to the date we make the payments. We will calculate the interest based on a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

     The notes and the debentures may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of

     - 100% of the principal amount of the notes or the debentures to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes or the debentures to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable
       Treasury Rate plus   basis points for the notes and   basis points for
       the debentures,

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (or, if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes or debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes or debentures.

     "Independent Investment Banker" means either Lehman Brothers Inc. or Morgan Stanley & Co. Incorporated, and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such dealer another Primary Treasury Dealer and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Banker and acceptable to us.

     "The Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     On or after the redemption date, interest will cease to accrue on the notes or debentures or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price and accrued interest on the notes or debentures to be redeemed on such date. Holders of notes or debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes or debentures are to be redeemed, the trustee will select the particular notes or debentures or portions thereof for redemption from the outstanding notes or debentures not previously called, pro rata or by lot or in such other manner as we shall direct.

BOOK-ENTRY SYSTEM

     We will issue the notes and the debentures in registered book-entry only form. They will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. Except as we describe below, a global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes and the debentures. The participant would then keep a record of its clients who purchased the notes and the debentures.

     Under book-entry only, we will not issue certificates to you or any other individual holders. Your beneficial interest in a global note or debenture will be shown on, and transfers of your beneficial interest will be made only through, records maintained by DTC and its participants. The laws of some states require that certain purchasers take physical delivery of the notes and the debentures in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global notes and debentures.

  DTC

     DTC has provided us with the following information. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that act through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Transfers

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  Payments

     We will wire principal and interest payments on book-entry notes and debentures to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes and debentures for all purposes. Accordingly, neither we, BellSouth nor the Trustee will have any direct responsibility or liability to pay amounts due on the notes or debentures, or to furnish any information, to owners of beneficial interests in the global notes or debentures.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in global securities as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with securities held for the account of customers registered in "street name." However, these payments, and your holdings, will be the responsibility of the participants and not of DTC, the Trustee, BellSouth or us.

  Exchanges

     Notes and debentures represented by a global security would be exchangeable for notes and debentures represented by certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

     - we instruct the Trustee that the global note or debenture is exchangeable; or

     - an event of default has occurred and is continuing.

     If, after the occurrence of one of the foregoing events, you hold a note or a debenture in fully certificated form, we will pay the interest and principal on your note or debenture to you by check.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the notes or debentures, create and issue further notes or debentures ranking equally and ratably with the notes or debentures in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or debentures or except for the first payment of interest following the issue date of such further notes or debentures) and so that such further notes or debentures shall be consolidated and form a single series with the notes or debentures offered hereby and shall have the same terms as to status, redemption or otherwise as the notes or debentures offered hereby.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers and representatives, have severally agreed to purchase, and we have agreed to sell to them, the following principal amounts of notes and debentures:

                                                        PRINCIPAL           PRINCIPAL
                       NAME                          AMOUNT OF NOTES   AMOUNT OF DEBENTURES
                       ----                          ---------------   --------------------
Lehman Brothers Inc. ..............................   $                   $
Morgan Stanley & Co. Incorporated..................
ABN Amro Incorporated..............................
Banc of America Securities LLC.....................
Goldman, Sachs & Co. ..............................
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated.....................................
Wachovia Securities, Inc. .........................
The Williams Capital Group, L.P. ..................
                                                      ------------        --------------
          Total....................................
                                                      ============        ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes and debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the notes and debentures, if any are taken.

     The underwriters initially propose to offer part of the notes and debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of   % of the principal amount of the notes and      %
of the
principal amount of the debentures. The underwriters may allow, and such dealers
may reallow, a concession not in excess of   % of the principal amount of the
notes and      % of the principal amount of the debentures to certain other dealers. After the notes and debentures are released to the public, the offering price and other selling terms may from time to time be varied by the underwriters named on the cover page of this prospectus supplement.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The notes and debentures are a new issue of securities with no established trading market. In addition, we do not intend to apply for the notes or debentures to be listed on any securities exchange or to arrange for the notes or debentures to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes and debentures. However, they are not obligated to do so and may discontinue the market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or debentures.

     In order to facilitate the offering of the notes and debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes and debentures. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes and debentures for their own accounts. In addition, to cover over-allotments or to stabilize the price of the notes and debentures, the underwriters may bid for, and purchase, the notes and debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes and debentures in the offering if the syndicate repurchases previously distributed notes or debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes and debentures above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, certain of the underwriters have acted as financial advisors to us and BellSouth and have received customary compensation for such services.

     We estimate the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $430,000.

                                 $3,183,000,000

                     BELLSOUTH CAPITAL FUNDING CORPORATION

                                DEBT SECURITIES

                        ISSUED UNDER A SUPPORT AGREEMENT
                                      WITH

                             BELLSOUTH CORPORATION

     BellSouth Capital Funding Corporation ("we") may periodically offer these securities. The supplements to this prospectus will describe the specific terms of these securities. You should read this prospectus and any supplements carefully before you invest.

     All of the securities will be covered by a Support Agreement between us and BellSouth Corporation ("BellSouth"), our parent company and sole shareholder. In the Support Agreement, BellSouth has agreed to ensure payment of the securities. (See "Support Agreement" on page 3.)

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 30, 1999.

                             ABOUT THIS PROSPECTUS

     YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS BUT SHOULD NOT ASSUME THE INFORMATION IS ACCURATE AFTER THE DATE OF THIS PROSPECTUS, EVEN IF IT IS DELIVERED SUBSEQUENTLY FOR ANY PURPOSE. NEITHER WE NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,183,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

                               TABLE OF CONTENTS

About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
BellSouth Corporation.......................................    3
BellSouth Capital Funding Corporation.......................    3
Support Agreement...........................................    3
Use of Proceeds.............................................    4
Description of Securities...................................    4
Plan of Distribution........................................    7
Legal Opinions..............................................    8
Independent Accountants.....................................    8

                      WHERE YOU CAN FIND MORE INFORMATION

     We are not subject to the informational filing requirements of the SEC, and we have not and will not file any documents under the Securities Exchange Act of 1934. However, BellSouth is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding BellSouth (http://www.sec.gov).

     We have registered these securities with the SEC (Nos. 333-45607 and 333-77053) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statements. You may obtain copies of the registration statements, including exhibits, as discussed in the first paragraph.

     The SEC allows us to "incorporate by reference" into this prospectus required information on file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents have been filed by BellSouth with the SEC (File No. 1-8607) and are incorporated by reference into this prospectus:

          (1) BellSouth's Annual Report on Form 10-K for the year ended December 31, 1998.

          (2) BellSouth's Current Reports on Form 8-K for January 20, January 25, March 30 and April 20, 1999.

     All documents that BellSouth files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any series of securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the date of filing of such documents.

     YOU MAY OBTAIN COPIES OF THE ABOVE DOCUMENTS UPON REQUEST WITHOUT CHARGE FROM THE OFFICE OF THE CONTROLLER OF BELLSOUTH, 1155 PEACHTREE STREET, N.E., 15G03, ATLANTA, GEORGIA 30309-3610 (TELEPHONE NUMBER 404-249-4238).

                             BELLSOUTH CORPORATION

     BellSouth was incorporated in 1983 under the laws of the State of Georgia and has its principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

     BellSouth is a holding company, whose principal subsidiary, BellSouth Telecommunications, Inc. ("BST"), provides predominantly tariffed wireline telecommunications services to substantial portions of the population of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth's other businesses (primarily domestic and international wireless services and advertising and publishing products) are conducted through separate subsidiaries.

                     BELLSOUTH CAPITAL FUNDING CORPORATION

     We were incorporated in 1987 under the laws of the State of Georgia and have our principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

     Our sole corporate purpose is obtaining financing to provide funds for BellSouth's diversification and investments and for general working capital for BellSouth, its subsidiaries and joint ventures. We do not provide financing to BST, other than its subsidiaries whose operations are not regulated by tariff. We raise funds through the sale of debt securities in the United States, European and other overseas markets. We do not engage in any separate business operations.

     On October 14, 1987, the SEC issued an order exempting us from the provisions of the Investment Company Act of 1940, provided that (1) we comply with the provisions of Rule 3a-5 under the Act and (2) the securities remain covered by the Support Agreement.

                               SUPPORT AGREEMENT

     Under the Support Agreement, BellSouth has agreed to cause us to maintain a positive tangible net worth, as determined in accordance with generally accepted accounting principles. The Support Agreement also provides that we must remain a wholly-owned subsidiary of BellSouth.

     BellSouth will provide us sufficient funds to pay the securities. If we default on the securities, the holders or a trustee acting on their behalf can sue BellSouth directly. However no holder of securities or trustee acting on their behalf would have recourse against the stock or assets of BST. Dividends paid to BellSouth by BST, which in 1998 aggregated approximately $2.3 billion, are not subject to this limitation. BellSouth's non-BST net book assets, which would also be available to holders of securities under the Support Agreement, aggregated approximately $7.3 billion at December 31, 1998.

     BellSouth cannot amend or terminate the Support Agreement to adversely affect the rights of holders of securities without the written consent of all holders.

                                USE OF PROCEEDS

     Our general plans for the proceeds from the sale of the securities are described under "BellSouth Capital Funding Corporation" above. Prospectus supplements will describe specific applications.

     We will loan to or invest in BellSouth or its qualifying subsidiaries the proceeds from the offerings as soon as practicable, but in no event later than six months after receipt. In the interim, we will invest the proceeds only in U.S. government securities or commercial paper permitted by Rule 3a-5(a)(6) of the SEC under the Investment Company Act of 1940.

                           DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the securities and the indenture. You may obtain a copy of the indenture as described in "Where You Can Find More Information" on page 2. Particular sections of the indenture are cited parenthetically.

GENERAL

     The securities will be issued under an indenture dated as of August 1, 1992 among us, BellSouth and The Bank of New York, as successor to Wachovia Bank of Georgia, N.A. (the "Trustee"). BellSouth and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee and certain of its affiliates.

     The indenture does not limit the amount of securities that may be issued, and securities may be issued as authorized from time to time by our Board of Directors, by a Company order signed by two of our officers or by a supplemental indenture. The securities will be unsecured general obligations and will rank equally with our other outstanding debt.

GLOBAL SECURITIES

Form and Exchange

     We will normally issue the securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

     Alternatively, we may issue the securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the securities. Securities in certificated form will be issued only in increments of $1,000 and multiples of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form as "certificated."

     If we issue original issue discount ("OID") securities, we will describe the special United States federal income tax and other considerations of a purchase of such securities in the prospectus supplement. OID securities are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

Book-Entry Only Procedures

     The following discussion pertains to securities that are issued in book-entry only form.

     We would issue one or more global securities to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

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     Under book-entry only, we would not issue certificates to individual holders of the securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

     DTC has provided us with the following information. DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the United States Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, neither we, BellSouth nor the Trustee will have any direct responsibility or liability to pay amounts due on the securities, or to furnish any information, to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, BellSouth or us.

     Securities represented by a global security would be exchangeable for securities represented by certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

     - we instruct the Trustee that the global security is exchangeable; or

     - an event of default has occurred and is continuing.

LIEN ON ASSETS

     Neither the indenture nor the Support Agreement restricts BellSouth or us from encumbering any of our respective assets. However, if we encumber any of our assets, we will likewise secure outstanding securities, and any other of our obligations, which may be entitled to the benefit of a similar covenant.

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

This covenant does not apply to purchase-money liens, to deposits or pledges under workers' compensation, unemployment insurance or other laws or to secure judicial or other statutory obligations. (Section 4.02)

SUCCESSOR ENTITIES

     Neither we nor BellSouth may consolidate with or merge into, or transfer or lease our respective property and assets substantially as an entirety to, another entity unless the successor entity is a United States corporation and, in our case, it assumes all our obligations under the securities and the indenture and, in the case of BellSouth, it assumes all the obligations of BellSouth under the indenture and the Support Agreement. In that event, except in the case of a lease, all such obligations of us or BellSouth, as the case may be, shall terminate. (Sections 5.01 and 5.02)

     BellSouth or a subsidiary may obligate itself to pay the principal of and interest on all securities and to perform our indenture covenants. In that event, BellSouth or the subsidiary would have the same rights and obligations as we would under the indenture, and we would be released from the indenture. (Section 5.03)

EVENTS OF DEFAULT

     The following would be events of default under the indenture regarding a series of securities:

     - default in the payment of interest on any security of such series for 90 days;

     - default in the payment of the principal of any security of such series;

     - failure by us or BellSouth for 90 days after notice to comply with any of our other indenture or Support Agreement agreements regarding the securities of such series (other than covenants relating only to other series) and

     - certain events of bankruptcy or insolvency relating to us.

     A payment default regarding one series would not create a cross-default with regard to any other series of indenture securities. (Section 6.01) If an event of default occurs and is continuing regarding the securities of any series, the Trustee or the holders of at least 25% in principal amount of all of the outstanding securities of that series may declare the principal (or, if the securities of that series are OID securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the securities of that series to be due and payable. Securities of all other series would be unaffected. Upon declaration, such principal (or, in the case of OID securities, such specified amount) and interest would become due and payable immediately. (Section 6.02)

     Securityholders may not enforce the indenture, the securities or the Support Agreement, except as provided in the indenture and the Support Agreement. (Section 6.06) The Trustee may require indemnity before it enforces the indenture, the securities or the Support Agreement. (Section 7.01(e)) Subject to certain limitations, holders of a majority in principal amount of the securities of each series affected may direct the Trustee in its exercise of any trust power regarding securities of that series. (Section 6.05) The Trustee may withhold from securityholders notice of any continuing default (except a default in payment on the securities of the series) if it determines that withholding notice is in their interests. (Section 7.05)

AMENDMENT AND WAIVER

     Subject to certain exceptions, the indenture and the securities may be amended or supplemented by agreement of us, BellSouth and the Trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each affected series. Also, we may be excused from complying with an obligation with the consent of the holders of a majority in principal amount of outstanding securities of each affected series. However, without the consent of each securityholder affected, an amendment or waiver may not

     - reduce the amount of securities whose holders must consent to an amendment or waiver;

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

     - reduce the rate of or change the time for payment of interest on any security;

     - reduce the principal of, or change the fixed maturity of, any security;

     - waive a default in the payment of principal of or interest on any security;

     - make any security payable in money other than that stated in the security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any securities; or

     - amend or terminate the Support Agreement to the detriment of the securityholders. (Section 9.02)

     We, BellSouth and the Trustee may agree to amend or supplement the indenture without the consent of any securityholder

     - to cure any ambiguity, defect or inconsistency in the indenture or in the securities of any series;

     - to secure the securities under the circumstances described under "Lien on Assets" on page 5;

     - to provide for the assumption of all the obligations of us or BellSouth, as the case may be, under the securities and the indenture in connection with a merger, consolidation or transfer or lease of our or BellSouth's property and assets substantially as an entirety as provided for in the indenture;

     - to provide for the assumption by BellSouth or a subsidiary of all our obligations under the securities and the indenture;

     - to provide for the issuance of, and establish the form, terms and conditions of, a series of securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities;

     - to provide for uncertificated securities in addition to or in place of certificated securities;

     - to add to rights of securityholders or surrender any right or power conferred on us; or

     - to make any change that does not adversely affect the rights of any securityholder. (Section 9.01)

                              PLAN OF DISTRIBUTION

     We may sell the securities directly to purchasers, through agents, through dealers, through underwriters or through a combination of those methods.

     The securities may be distributed from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of securities, underwriters or agents may receive discounts, concessions or commissions from us or from purchasers for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive discounts, concessions or commissions from the underwriters or from purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may all have the status of underwriters under the Securities Act of 1933. The prospectus supplement will identify any underwriter or agent and describe any compensation paid by us.

     We may agree to indemnify underwriters and other persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

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                                 LEGAL OPINIONS

     Mark D. Hallenbeck, Associate General Counsel of BellSouth and our General Counsel, is rendering an opinion regarding the legality of the securities. Mr. Hallenbeck may be deemed to beneficially own 22,760 shares of BellSouth Common Stock, including interests through various BellSouth employee benefit plans.

     On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is rendering an opinion regarding certain legal matters in connection with the offering of the securities.

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements included in BellSouth's Annual Report on Form 10-K for the year ended December 31, 1998. That 10-K is incorporated by reference in this prospectus, to the extent and for the periods indicated in PricewaterhouseCoopers LLP's report relating to such consolidated financial statements, which is also incorporated by reference. We have included BellSouth's consolidated financial statements in reliance upon the report of PricewaterhouseCoopers LLP given upon their authority as experts in auditing and accounting.

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